UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0204736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3427 SW 42nd Way Gainesville, Florida 32608	32608
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED
2001 EQUITY INCENTIVE PLAN
16,666 Shares of Common Stock held by William Toreki
175,000 Shares of Common Stock held by Gerald Olderman
Warrants to purchase 885,000 shares of common stock
(Full title of the plans)

3427 SW 42nd Way
Gainesville, Florida 32608
Attention: David Lerner
(Name and address of agent for service)

(352) 379-0611
(Telephone number, including area code, of agent for service)

copies to:

Ryan S. Hong, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd. Suite 500
Los Angeles, CA 90024
(310) 208-1182

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	3,808,334	$2.30	$8,828,168.20	$1,039.08
Common Stock	175,000	$2.30	402,500.00	47.38
Common Stock	16,666	$2.30	38,331.80	4.52
Common Stock	885,000	$2.30	2,035,500.00	239.58
Total	4,885,000	$2.30	$11,235,500	$1,330.56

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the bid and ask prices reported on March 28, 2006, as reported on Yahoo! Finance.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employees who received these awards as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

RESTRICTED SECURITIES REOFFER PROSPECTUS

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of restricted securities acquired through an employee benefit plan.

PROSPECTUS

Quick-Med Technologies, Inc.

191,666 SHARES OF COMMON STOCK

This prospectus relates to the proposed resale from time to time of up to 191,666 shares of common stock by the selling stockholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling stockholders. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

Our common stock currently is listed on the OTC Bulletin Board under the symbol QMDT.

The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2006.

Table of Contents

The Company	5
Risk Factors	6
Use of Proceeds	11
Selling Stockholders and Plan of Distribution	11
Interests of Named Experts and Counsel	12
Where You Can Find More Information	12
Incorporation of Certain Documents by Reference	12
Forward-Looking Statements	13
Disclosure of Commission Position on Indemnification	14
For Securities Act Liabilities

The Company

Quick-Med Technologies, Inc. (“we”, “our”, and the “Company” shall refer to Quick-Med Technologies, Inc., a Nevada corporation) is a life sciences company  focused on developing broad-based technologies within the  healthcare and consumer markets. Our two core technologies under development are:

•
The MultiStat™ family of patented compounds and methods effective in targeting skin care applications for medical and cosmetic markets.  MultiStat™  is currently commercialized as an anti-aging cosmetic ingredient and is being planned to develop as post-injury agent for mustard gas exposure under the Cooperative Research and Development Agreement with the U.S. Army; and

•
NIMBUS™ (denoting Novel Intrinsically MicroBonding Utility Substrate), a technology employing polymer science that can be used in a range of medical or, consumer applications and has been initially targeted at (a) a bandage product line and (b) modifying apparel to fight odor and staining .

Business Strategy

We are a technology company with multiple applications in healthcare and consumer industries. Our focus is on particular segments of the healthcare market that have parallel consumer applications.

In markets having significant manufacturing cost or distribution barriers to entry, we concentrate our resources on product research and development while seeking industry partners to commercialize in end-markets. Consistent with this philosophy, we do not intend to manufacture or distribute final products in such markets, but rather to outsource these activities. In these cases, we seek revenues through profit-sharing or license agreements. We anticipate that our first products to market in either MultiStat™ or NIMBUS™ will focus on consumer applications of the underlying technologies and employ manufacturing and/or distribution partnerships as described above.

In certain markets where there may be reduced barriers to entry, we may engage in manufacturing and distribution activities when we possess both adequate patent protection of our potential products and the means to commercialize them. However, we currently have no plan to engage in such activities.

How to Contact Us

We maintain our principal offices at 3427 SW 42nd Way, Gainesville, Florida 32608. Our telephone number at that address is (352) 379-0611 and our facsimile number is (352) 379-1099.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, before you decide to buy our securities. Any of these factors could cause the value of your investment to decline significantly or become worthless. If you decide to buy our securities, you should be able to afford a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has issued a going concern opinion on our audited financial statements for the fiscal years ended June 30, 2005 and 2004,  since during those periods we experienced recurring losses and negative cash flows from operations as well as a net capital deficiency at June 30, 2005. These matters raise substantial doubt about our ability to continue as a going concern.

We have been dependent primarily on private placements of our equity securities and stockholder loans to fund our operations, including research and development and efforts to license our products. Such funding may not be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing if needed, we will likely be required to curtail our operating plans and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to our then-existing stockholders.

We have a history of significant losses and we may never achieve or sustain profitability. If we are unable to become profitable, our operations will be adversely effected.

We have incurred annual operating losses since our inception and our operations have never been profitable. At December 31, 2005, we had an accumulated deficit of ($13,380,887). Our gross revenues for the six months ended December 31, 2005 and 2004, were $632,557 and $35,653 with losses from operations of ($861,169)and ($856,481) and net losses of ($891,947) and ($899,738) respectively. We cannot assure you that we will ever become profitable.
As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of research and development and general and administrative expenses. As a result of these expected cost increases, we will need to generate increased revenues to become profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected.

If our licensing agreement with Engelhard is terminated, it will adversely affect our revenues.

During 2005, through our agreement with Engelhard Corporation (“Engelhard”) (EC.NYSE), a Fortune 500 material sciences corporation, products that have incorporated our MultiStat™ technologies are now being commercialized through various skin care and anti-aging products, including such products being sold at retail stores and television shopping network such as Bath and Body Works®, QVC under Patricia Wexler M.D. cosmetic skincare product line and Elizabeth Arden® under Ceramide Plump Perfect product line. Revenues derived the royalties from sales of Multistat™ - related products increased to $565,890 in the six months ended December 31, 2005 from $30,986 in the six months ended December 31, 2004.

Our agreement with Engelhard calls for the attainment of minimum financial milestones within specified dates, which were not completely met. We subsequently served Engelhard with notices of default and termination while continuing good faith efforts to resolve these open matters.  Engelhard has notified us of its desire to successfully resolve this matter. However, there is no assurance that these negotiations ultimately will be successful. Should our agreement with Engelhard be terminated, our future revenues will be adversely affected.

We have risks associated with our dependence on third party developers to commercialize our technology which could have a material adverse effect on our business, financial condition and results of operations

We depend upon third parties to develop our products. The inability of a developer to make our products in a timely manner, including as a result of local financial market disruption which could impair the ability of such developers to finance their operations, or to meet quality standards, could cause us to miss the delivery date requirements of to their customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations.

For instance, Engelhard develops and commercializes our MultiStat™ technology pursuant to a product development and distribution agreement, whereby it formulates our proprietary compound to specifications as ordered by cosmetic companies. Engelhard makes these formulations (“actives”) in kilograms containing our proprietary compound and ships them to cosmetic customers. They in turn will mix the actives in their formulations and sell the products to the end users. Any event which materially and adversely affects Engelhard’s ability or willingness to develop such technology will affect our revenues.

Our intellectual properties may become obsolete if we are unable to stay abreast of technological developments.

The biomedical industry is characterized by rapid and continuous scientific and technological development. If we are unable to stay abreast of such developments, our technologies may become obsolete. We lack the substantial research and development resources of some of our competitors. This may limit our ability to remain technologically competitive.

Other companies could create a technology which competes effectively with our NIMBUS™ and MultiStat™ technologies, and we may be unable to maintain our existing, or capture additional, market share in our markets.

Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our technologies. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, thus affecting our ability to license our intellectual properties at profitable rates.

We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new intellectual properties will be researched, tested and developed, that anticipated markets will exist or develop for our technologies, or that any product or services incorporating our intellectual properties will not become technologically obsolete.

We are dependent on our patents and other intellectual property right protections. The failure to obtain patent protection could have a material adverse effect on our business, financial condition and results of operations

We have employed proprietary technologies to license our intellectual properties. We seek to protect our intellectual property rights through a combination of patent filings, trademark registrations, confidentiality agreements and inventions agreements. However, no assurance can be given that such measures will be sufficient to protect our intellectual property rights. If we cannot protect our rights, we may lose our competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our intellectual properties.

The failure to protect our patents, trademarks and trade names, may have a material adverse effect on our business, financial condition and operating results. Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, as a result of any such litigation, we could lose any proprietary rights we have. If any of the foregoing occurs, we may be unable to execute on our business plan and you could lose your investment.

We depend on key personnel in a competitive market for skilled employees, and failure to retain and attract qualified personnel could substantially harm our business.

    We believe that our future success will depend in large part on our ability to attract and retain highly skilled scientific, technical and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

We may be liable for products liability claims for which we have no insurance

    Despite the fact that we are not a manufacturer and that the partners we license our technologies to, have their own product liabilities insurance and we are covered or indemnified from such liabilities, we may be sued for products liability if products incorporating our patented technologies injure the end user. In the event that we are sued, liability claims could require us to spend significant time and money in litigation and pay significant damages which are not covered by insurance. As a result, any of these claims, whether or not valid or successfully prosecuted, could have a substantial, adverse effect on our business and financial results.

Failure to repay our loan obligations may severely impair our business operations, assets, and your investment in the Company.

If we are unable to successfully repay or restructure our loan to our Chairman of the Board or our other outstanding liabilities as they become due, we may have to liquidate our business and undertake any or all the steps outlined below.

•	Significantly reduce, eliminate or curtail our business, operating and research and development activities so as to reduce operating costs;

•	· Sell, assign or otherwise dispose of our assets, if any, to raise cash or to settle claims by creditors, including our Chairman of the Board;

•	Pay our liabilities in order of priority, if we have available cash to pay such liabilities;

•	If any cash remains after we satisfy amounts due to our creditors, distribute any remaining cash to our stockholders in an amount equal to the net market value of our net assets;

•	File a Certificate of Dissolution with the State of Nevada to dissolve our corporation and close our business;

•
Make the appropriate filings with the Securities and Exchange Commission so that we will no longer be required to file periodic and other required reports with the Securities and Exchange Commission, if, in fact, we are a reporting company at that time; and

•	Make the appropriate filings with the National Association of Security Dealers to affect a delisting of our stock.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future. Investing in our securities will not provide you with income.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

We have the ability to issue additional shares of our common stock, without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation currently authorize the Board of Directors to issue up to 100,000,000 shares of common stock. The power of the Board of Directors to issue shares of common stock, or warrants or options to purchase shares of common stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock may have the effect of further diluting your investment.

We may raise additional capital through a securities offering that could dilute your ownership interest.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

The market for our common stock is volatile. This affects both the ability of our investors to sell their shares as well as the price at which they sell their shares.

The market price for our common stock is extremely volatile and is significantly affected by factors such as reports written by third parties, over whom we have no control, about our business and sales of large amounts of our common stock. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated to the operating performance of the affected companies. These volatile conditions may make it difficult for you to sell our common stock at a price that is acceptable to you if you need money.

There is a limited public market for our common stock and our stockholders may be unable to liquidate their shares.

Our common stock is listed on the Over-the-Counter Bulletin Board, and there is a limited volume of sales, thus providing a limited liquidity into the market for our shares. As a result of the foregoing, stockholders may be unable to liquidate their shares.

Our executive officers and directors control a large percentage of our common stock, which allow them to control matters submitted to stockholders for approval.

Our executive officers and directors (and their affiliates), in the aggregate, own approximately 83% of our outstanding common stock, and a substantial majority of our outstanding voting stock. Therefore, our officers and directors have the ability to decide the outcome of matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impede a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could have an adverse effect on the market price of our common stock.

We are subject to the Penny Stock Rules and these rules may adversely affect trading in our common stock.

Our common stock is considered a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will likely be a decrease in the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering. If any of the selling stockholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling stockholders”). All of the shares owned by the selling stockholders were acquired by them under an employee benefit plan. The names of the selling stockholders are set forth below.

We are registering the common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling stockholders who may sell their shares pursuant to this prospectus. The selling stockholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling stockholders and as adjusted to give effect to the sale of all the common stock offered by the selling stockholders pursuant to this prospectus.

Selling Stockholders	Shares held before the Offering	Shares being Offered	Shares held after the Offering	Percentage Owned after the Offering (1)
Gerald Olderman	589,000	175,000	414,000	1.37%
William Toreki	19,166	16,666	2,500	0.01%
TOTAL	608,166	191,666	416,500	1.38%

(1) Based on 30,212,283 shares outstanding as of March 17, 2006.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. As of the date of this prospectus, Ryan S. Hong, an attorney at Richardson & Patel LLP, owns 10,500 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-202-942-8090 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the SEC is incorporated by reference into this prospectus:

•	our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005 that we filed on February 14, 2006;

•	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 that we filed on November 21, 2005;

•	our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 that we filed on September 28, 2005; and

•	our definitive Information Statement that we filed on December 30, 2005.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to Quick-Med Technologies, Inc., 3427 SW 42nd Way, Gainesville, Florida 32608, telephone (352) 379-0611.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These are statements regarding financial and operating performance and results and other statements that are not historical facts. The words “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “plan,” “forecast,” and similar expressions are intended to identify forward-looking statements. Certain important risks could cause results to differ materially from those anticipated by some of the forward-looking statements. Some, but not all, of the risks that could cause actual results to differ from those suggested by the forward-looking statements include those included in the section of this prospectus titled “Risk Factors” as well as the following:

•	acceptance of our products or future products in the marketplace;

•	our partner’s ability to develop, market and distribute our technologies under a strategic partnership agreement;

•	demand for products or future products that utilize our technologies;

•	our ability to secure license or profit sharing related agreements and secure government research and development grants;

•	our ability to market our services to health care, apparel, cosmetic, and personal care companies;

•	our ability to successfully conduct laboratory and clinical testing of our potential products;

•	our ability to obtain regulatory approval of our future products.

•	a decline in the general state of the economy, which impacts the efforts at which our potential licensors may devote to developing new products,

•	our lack of capital and whether or not we will be able to raise capital when we need it,

•	whether or not we will continue to receive the services of our executive officers and directors,

and other factors, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that the Registrant may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Registrant to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Registrant may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The Registrant may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Registrant to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Article VI of the Registrant’s Bylaws authorize the corporation to indemnify the directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director or officer of the corporation. The Registrant’s Bylaws authorize the corporation to indemnify each of its agents, employees, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. The directors may cause the Registrant to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of a corporation of which the Registrant is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Quick-Med Technologies, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a) The Annual Report for the fiscal year ended June 30, 2005, filed by the Company with the Commission on Form 10-KSB on September 28, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report for the quarter ended September 30, 2005, filed by the Company with the Commission on Form 10-QSB on November 21, 2005.

(c) The Quarterly Report for the quarter ended December 31, 2005, filed by the Company with the Commission on Form 10-QSB on February 14, 2006.

(d) The description of the Company’s common stock is included in the amendment to the registration statement on Form SB-2, filed with the Commission on February 13, 2002.

(e) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Ryan S. Hong, an attorney at Richardson & Patel LLP, holds 10,500 shares of our common stock.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that the Registrant may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Registrant to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Registrant may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The Registrant may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Registrant to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Article VI of the Registrant’s Bylaws authorize the corporation to indemnify the directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director or officer of the corporation. The Registrant’s Bylaws authorize the corporation to indemnify each of its agents, employees, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. The directors may cause the Registrant to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of a corporation of which the Registrant is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1   Amended and Restated 2001 Equity Incentive Plan
4.2        Form of Warrants
5.1        Opinion regarding legality
23.1	Consent of DaszkalBolton LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events, which individually or together, and represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any additional or changed material information on the plan of distribution;

provided however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-8 (§239.16b of this Chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gainesville, Florida, on this 13th day of April  2006.

QUICK-MED TECHNOLOGIES, INC.
a Nevada corporation

/s/David S. Lerner
                             By: David S. Lerner
Its: President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Quick-Med Technologies, Inc., do hereby constitute and appoint David Lerner, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, , full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David S. Lerner
David S. Lerner	President and Director	April 13, 2006

/s/ Michael R. Granito
Michael R. Granito	Chairman of the Board	April 13, 2006

/s/ Paul G. Cerjan
Paul G. Cerjan	Director	April 13, 2006

/s/ Gregory S. Schultz
Gregory S. Schultz	Director	April 13, 2006

/s/ George E. Friel
George E. Friel	Director	April 13, 2006

/s/ Gerald M. Olderman
Gerald M. Olderman	Director	April 13, 2006

/s/ Richard F. Caffrey
Richard F. Caffrey	Director	April 13, 2006

/s/ Cheryl L. Turnbull
Cheryl L.Turnbull	Director	April 13, 2006

/s/ Nam H. Nguyen
Nam H. Nguyen	Chief Financial Officer	April 13, 2006

/s/ Natasha A. Sorobey
Natasha A. Sorobey	Secretary	April 13, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated 2001 Equity Incentive Plan
4.2	Form of Warrants
5.1	Opinion regarding legality
23.1	Consent of Daszkal Bolton LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)